Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i) our report dated August 12, 2011 with respect to the consolidated statements of operations, changes in equity and cash flows of Mid-Con Energy Corporation for the year ended June 30, 2009, and (ii) our report dated March 9, 2012 with respect to the consolidated financial statements of Mid-Con Energy Partners, LP for the years ended December 31, 2011 and 2010 and for the period from inception (July 1, 2009) to December 31, 2009 included in the Annual Report of Mid-Con Energy Partners, LP on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Mid-Con Energy Partners, LP on Form S-8 (File No. 333-179161, effective January 25, 2012).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 9, 2012